Exhibit 99.1

ADVANCED CHIP ENGINEERING TECHNOLOGY INC.

FINANCIAL STATEMENTS AND

REPORTS OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

DECEMBER 31, 2006, 2007 AND 2008

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

        Advanced Chip Engineering Technology Inc.

We have audited the accompanying balance sheets of Advanced Chip Engineering Technology Inc. (the “Company”) as of December 31, 2007 and 2008, and the related statements of income, of changes in stockholders’ equity, and of cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The statements of income, of changes in stockholders’ equity and of cash flows of Advanced Chip Engineering Technology Inc. for the year ended December 31, 2006 were audited by other auditors whose report, dated January 4, 2008, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and generally accepted auditing standards in the Republic of China. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Chip Engineering Technology Inc., as of December 31, 2007 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with the “Business Entity Accounting Law”, “Regulation on Business Entity Accounting Handling” and accounting principles generally accepted in the Republic of China.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4(18) to the financial statements, the Company has incurred continuous losses and negative cash flows form operation that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 4(18). The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Accounting principles generally accepted in the Republic of China vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 11 to the financial statements.

PricewaterhouseCoopers

Taipei, Taiwan

Republic of China

March 16, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders Advanced Chip Engineering Technology Inc.

We have audited the accompanying statements of income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2006 of Advanced Chip Engineering Technology Inc. (the “Company”). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Advanced Chip Engineering Technology Inc. for the year ended December 31, 2006, in conformity with the “Business Entity Accounting Law” and accounting principles generally accepted in the Republic of China.

The “Business Entity Accounting Law” and accounting principles generally accepted in the Republic of China vary in certain significant respects from accounting principles generally accepted in the United States. A narrative discussion of the significant differences is presented in Note 11 to the financial statements.

Ernst & Young

CERTIFIED PUBLIC ACCOUNTANTS

Taipei, Taiwan

Republic of China

January 4, 2008

Advanced Chip Engineering Technology Inc.

Balance Sheets

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

	Notes		December 31
			2007	2008
					US$
					(Note 2)
Current Assets
Cash and cash equivalents	4.	(1)	$877,955,535	$20,514,652	$626,210
Notes receivable, net			—	2,052,591	62,655
Accounts receivable, net	4.	(2),5	28,256,817	12,803,585	390,830
Other financial assets	4.	(3),(16),5	5,732,269	1,885,201	57,546
Inventories, net	4.	(4)	32,964,533	23,461,594	716,166
Restricted assets – current	6		100,000	3,100,000	94,628
Prepayments and other current assets			22,560,704	18,663,055	569,690

			967,569,858	82,480,678	2,517,725

Property, Plant and Equipment	4.	(5),(6),5,6
Land			118,096,466	136,183,400	4,157,002
Buildings and facilities			366,042,772	472,796,423	14,432,125
Machinery and equipment			892,502,814	1,093,491,482	33,378,861
Transportation equipment			960,567	453,887	13,855
Office equipment			24,627,473	29,782,649	909,116
Other equipment			4,519,228	13,018,989	397,405
Leased equipment			—	28,175,645	860,062

			1,406,749,320	1,773,902,475	54,148,426
Less : Accumulated depreciation			(519,735,500)	(553,836,068)	(16,905,863)
Accumulated impairment			(25,391,734)	(101,709,257)	(3,104,678)
Construction in progress and prepayment for equipment			665,148,770	201,820,928	6,160,590

			1,526,770,856	1,320,178,078	40,298,475

Intangible Assets
Computer software			8,634,782	7,025,482	214,453

Other Assets
Leased assets	4.	(7),6	62,521,181	—	—
Refundable deposits			480,000	480,000	14,652

			63,001,181	480,000	14,652

Total Assets			$2,565,976,677	$1,410,164,238	$43,045,305

Advanced Chip Engineering Technology Inc.

Balance Sheets (Continued)

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

	Notes		December 31
			2007	2008
					US$
					(Note 2)
Current Liabilities
Short-term loans	4.	(8)	$335,543,430	$32,893,280	$1,004,068
Notes payable			—	572,708	17,482
Accounts payable			19,615,539	10,892,480	332,493
Payables on equipment			202,222,710	51,582,710	1,574,564
Current portion of long-term loans	4.	(9)	88,607,221	61,408,824	1,874,506
Accrued expenses and other current liabilities	5		77,536,427	57,050,568	1,741,470

			723,525,327	214,400,570	6,544,583

Long-term Liabilities
Long-term loans	4.	(9)	185,558,030	120,230,636	3,670,044

Other Liabilities
Deposits received			2,022,381	—	—

Total Liabilities			911,105,738	334,631,206	10,214,627

Stockholders’ Equity
Common stock	4.	(11)	2,244,137,130	2,237,959,810	68,313,791
Capital reserve	4.	(12)
Additional paid-in capital			200,000,000	—	—
Accumulated deficits	4.	(13)	(782,471,138)	(1,162,426,778)	(35,483,113)
Treasury stock	4.	(14)	(6,795,053)	—	—

Total Stockholders’ Equity			1,654,870,939	1,075,533,032	32,830,678

Commitments and Contingencies	7
Significant Subsequent Events	9
Total Liabilities and Stockholders’ Equity			$2,565,976,677	$1,410,164,238	$43,045,305

The accompanying notes are an integral part of these financial statements.

See report of independent registered public accounting firm dated March 16, 2009.

Advanced Chip Engineering Technology Inc.

Statements of Income

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

	For the years ended December 31,
	Notes		2006	2007	2008
						US$
						(Note 2)
Operating Revenues	5		$17,545,967	$60,999,316	$83,592,133	$2,551,652
Cost of Goods Sold	4.	(17)	(249,820,129)	(339,840,710)	(437,984,253)	(13,369,483)

Gross Loss			(232,274,162)	(278,841,394)	(354,392,120)	(10,817,831)

Operating Expenses	4.	(17)
Selling expense			(2,475,027)	(15,084,914)	(11,669,525)	(356,213)
General and administrative expenses			(43,993,027)	(48,854,547)	(46,841,902)	(1,429,850)
Research and development expenses			(86,224,683)	(128,631,792)	(99,448,352)	(3,035,664)

Total operating expenses			(132,692,737)	(192,571,253)	(157,959,779)	(4,821,727)

Operating Loss			(364,966,899)	(471,412,647)	(512,351,899)	(15,639,558)

Non-operating Income and Revenue
Interest revenue			4,132,881	11,380,343	6,622,931	202,165
Gain on disposal of investments			5,201	—	—	—
Gain on disposal of property, plant and equipment	5		—	—	13,404,567	409,175
Foreign exchange gain, net			505,833	2,778,876	—	—
Rental revenue	5		31,705,360	26,712,038	1,250,964	38,186
Other			31,445,823	—	8,695,065	265,417

Total non-operating income and revenue			67,795,098	40,871,257	29,973,527	914,943

Non-operating Expenses and Losses
Interest expense			(12,167,954)	(11,443,448)	(6,622,931)	(202,165)
Loss on disposal of property, plant and equipment			(20,775)	—	—	—
Foreign exchange loss, net			—	—	(4,258,273)	(129,984)
Loss on obsolescence and decline in market value of inventories			(59,233)	(1,184,718)	(8,292,529)	(253,130)
Impairment loss	4.	(6)	(1,827,734)	(445,000)	(76,317,523)	(2,329,595)
Other losses			(22,747,948)	(7,843,896)	(1,468,279)	(44,819)

Total non-operating expenses and losses			(36,823,644)	(20,917,062)	(96,959,535)	(2,959,693)

Loss Before Income Taxes			(333,995,445)	(451,458,452)	(579,337,907)	(17,684,308)
Income tax expense	4.	(16)	—	—	—	—

Net Loss			$(333,995,445)	$(451,458,452)	$(579,337,907)	$(17,684,308)

The accompanying notes are an integral part of these financial statements.

See report of independent registered public accounting firm dated March 16, 2009.

Advanced Chip Engineering Technology Inc.

Statements of Changes in Stockholders’ Equity

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

	Common Stock	Additional Paid- in Capital	Accumulated Deficits	Treasury Stock	Total
Balance at January 1, 2006	$1,169,922,760	$166,666,666	$(683,922,986)	$(12,341,604)	$640,324,836
Capital reserve transferred to offset accumulated deficits	—	(166,666,666)	166,666,666	—	—
Capital reduction to offset accumulated deficits	(525,785,630)	—	520,239,079	5,546,551	—
Issuance of common stock for cash	600,000,000	—	—	—	600,000,000
Net loss for 2006	—	—	(333,995,445)	—	(333,995,445)

Balance at December 31, 2006	1,244,137,130	—	(331,012,686)	(6,795,053)	906,329,391
Issuance of common stock for cash	1,000,000,000	200,000,000	—	—	1,200,000,000
Net loss for 2007	—	—	(451,458,452)	—	(451,458,452)

Balance at December 31, 2007	2,244,137,130	200,000,000	(782,471,138)	(6,795,053)	1,654,870,939
Capital reserve transferred to offset accumulated deficits	—	(200,000,000)	200,000,000	—	—
Net loss for 2008	—	—	(579,337,907)	—	(579,337,907)
Treasury stock cancellation	(6,177,320)	—	(617,733)	6,795,053	—

Balance at December 31, 2008	$2,237,959,810	$—	$(1,162,426,778)	$—	$1,075,533,032

The accompanying notes are an integral part of these financial statements.

See report of independent registered public accounting firm dated March 16, 2009.

Advanced Chip Engineering Technology Inc.

Statements of Cash Flows

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

	For the years ended December 31,
	2006	2007	2008
				US$
				(Note 2)
Cash flows from operating activities:
Net loss	$(333,995,445)	$(451,458,452)	$(579,337,907)	$(17,684,308)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	118,446,344	115,069,689	153,046,518	4,671,750
Amortization	10,408,402	7,731,567	3,400,500	103,800
Provision for obsolescence and decline in market value of inventories	59,233	1,184,718	8,292,529	253,130
Increase in allowance for sale discounts	3,387,226	—	—	—
(Gain) loss on disposal of property, plant and equipment	20,775	—	(13,404,567)	(409,175)
Prepayment for equipment transferred to expenses	—	—	467,080	14,258
Impairment loss	1,827,734	445,000	76,317,523	2,329,595
(Increase) decrease in:
Notes receivable	(47,250)	152,250	(2,052,591)	(62,655)
Accounts receivable	(5,132,499)	(24,595,521)	15,453,232	471,710
Other financial assets	(1,034,097)	1,782,990	3,847,068	117,432
Inventories	(12,049,365)	(18,923,346)	1,210,410	36,948
Prepayments and other current assets	(7,737,679)	(3,902,043)	3,897,649	118,976
Increase (decrease) in:
Notes payable	—	—	572,708	17,482
Accounts payable	4,533,661	10,696,321	(8,723,059)	(266,272)
Accrued expenses and other current liabilities	374,308	7,403,972	(20,485,859)	(625,332)

Net cash used in operating activities	(220,938,652)	(354,412,855)	(357,498,766)	(10,912,661)

Cash flows from investing activities:
(Increase) decrease in restricted deposits	33,002,312	3,569,688	(3,000,000)	(91,575)
Decrease in other receivables – financing	50,000,000	—	—	—
Acquisition of property, plant and equipment	(87,529,574)	(751,217,982)	(227,728,890)	(6,951,431)
Proceeds from disposal of property, plant and equipment	—	—	128,696,095	3,928,452
Increase in refundable deposits	—	(282,000)	—	—
Increase in intangible assets and deferred assets	(992,000)	(6,639,935)	(711,000)	(21,704)

Net cash used in investing activities	$(5,519,262)	$(754,570,229)	$(102,743,795)	$(3,136,258)

Advanced Chip Engineering Technology Inc.

Statements of Cash Flows (Continued)

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

	For the years ended December 31,
	2006	2007	2008
				US$
				(Note 2)
Cash flows from financing activities:
(Decrease) increase in short-term loans	$(7,646,480)	$335,543,430	$(302,650,150)	$(9,238,405)
Borrowing of long-term loans	—	—	54,000,000	1,648,351
Repayment of long-term loans	(5,770,146)	(85,826,482)	(146,525,791)	(4,472,704)
Decrease in deposits received	(1,302,000)	—	(2,022,381)	(61,733)
Issuance of common stock for cash	600,000,000	1,200,000,000	—	—

Net cash (used in) provided by financing activities	585,281,374	1,449,716,948	(397,198,322)	(12,124,491)

(Decrease) increase in cash and cash equivalents	358,823,460	340,733,864	(857,440,883)	(26,173,410)
Cash and cash equivalents, beginning of year	178,398,211	537,221,671	877,955,535	26,799,620

Cash and cash equivalents, end of year	$537,221,671	$877,955,535	$20,514,652	$626,210

Supplemental disclosures of cash flows information:
Interest paid during the year (excluding capitalized interest)	$11,562,660	$10,915,765	$7,734,194	$236,087

Income tax paid during the year	$—	$—	$—	$—

Investing and financing activities partially affected cash flows
Acquisition of property, plant and equipment	$98,992,178	$919,862,891	$77,088,890	$2,353,141
Add: Beginning balance of payables to equipment suppliers	22,115,197	33,577,801	202,222,710	6,172,854
Less: Ending balance of payables to equipment suppliers	(33,577,801)	(202,222,710)	(51,582,710)	(1,574,564)

Cash paid for acquisition of property, plant and equipment	$87,529,574	$751,217,982	$227,728,890	$6,951,431

Investing and financing activities not affected cash flows
Current portion of long-term loans	$81,771,745	$88,607,221	$61,408,824	$1,874,506

Capital reduction and capital surplus transferred to offset accumulated deficits	$686,905,745	$—	$200,000,000	$6,105,006

Treasury stock cancellation	$—	$—	$6,795,053	$207,419

The accompanying notes are an integral part of these financial statements.

See report of independent registered public accounting firm dated March 16, 2009.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2006, 2007 and 2008

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

1.	History

Advanced Chip Engineering Technology Inc. (the “Company”) was incorporated under the Company Law of the Republic of China in May 2000. The Company’s major business activity is to engage in the business of testing and assembling service, manufacturing and selling integrated circuit. As of December 31, 2007 and 2008, the Company had 398 and 98 employees, respectively.

2.	Summary of Significant Accounting Policies

The accompanying financial statements are prepared in accordance with the “Business Entity Accounting Law”, “Regulation on Business Entity Accounting Handling” and accounting principles generally accepted in the Republic of China. Significant accounting policies are summarized below:

☐Foreign currency transactions

The accounts of the Company are maintained in New Taiwan dollars. Transactions arising in foreign currencies are translated into New Taiwan dollars at the exchange rates prevailing at the relevant dates of the transactions. The exchange gains or losses arising from the difference between the exchange rates at the dates of transactions and the related dates of actual receipts and payments are charged to current year’s results of operations.

Assets and liabilities denominated in foreign currencies are translated into New Taiwan dollars at the exchange rate prevailing at the balance sheet date. Gains or losses from foreign currency translations are included in current year’s results of operations.

When a gain or loss on a nonmonetary item is recognized directly in equity, any exchange component of that gain or loss shall be recognized directly in equity. Conversely, when a gain or loss on a nonmonetary item is recognized in profit or loss, any exchange component of that gain or loss shall be recognized in profit or loss. However, nonmonetary items that are measured on a historical cost basis are translated using the exchange rate at the transaction date.

☐Convenience translation into US dollars

The Company maintains its accounting records and prepares its financial statements in New Taiwan (“NT”) dollars. The United States (“US”) dollar amounts disclosed in the 2008 financial statements are presented solely for the convenience of the reader and were translated at the rate of NT$ 32.76 (in dollars) to US$1.00 (in dollars), the U.S. Federal Reserve Bank of New York noon buying exchange rate on December 31, 2008. Such translation amounts are unaudited and should not be construed that the NT dollar amounts represent, or have been, or could be, converted into US dollars at that or any other rate.

☐Classification of current and noncurrent items

A.	Assets that meet one of the following criteria are classified as current assets; otherwise they are classified as noncurrent assets:

a)	Assets arising from operating activities that are expected to be realized or consumed, or are intended to be sold within the normal operating cycle;

b)	Assets held mainly for trading purposes;

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2006, 2007 and 2008

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

c)	Assets that are expected to be realized within twelve months from the balance sheet date;

d)	Cash and cash equivalents, excluding restricted cash and cash equivalents and those that are to be exchanged or used to pay off liabilities more than twelve months after the balance sheet date.

B.	Liabilities that meet one of the following criteria are classified as current liabilities; otherwise they are classified as noncurrent liabilities:

a)	Liabilities arising from operating activities that are expected to be paid off within the normal operating cycle;

b)	Liabilities arising mainly from trading activities;

c)	Liabilities that are to be paid off within twelve months from the balance sheet date;

d)	Liabilities for which the repayment date cannot be extended unconditionally to more than twelve months after the balance sheet date.

☐Cash equivalents

Cash and cash equivalents include cash on hand and in banks and other short-term highly liquid investments which are readily convertible to known amount of cash and which are subject to insignificant risk of changes in value resulting from fluctuations in interest rates.

☐Accounts receivable

Accounts receivable are claims resulting from sale of goods or services. The fair value of accounts receivable is calculated based on the imputed interest rate. Accounts receivable which is collectible within one year, and where the difference between the fair value and the value at maturity is insignificant is measured at carrying value.

☐Allowance for doubtful accounts

Allowance for doubtful accounts is provided based on the evaluation of the collectibility of ending balances of notes receivable, accounts receivable and other receivables.

☐Inventories

Inventories are stated at the lower of aggregate cost or market value. The cost is determined using the weighted-average method. The market value is based on the replacement cost for raw materials and supplies and net realizable value for work in process, finished goods and merchandise. Allowance for slow moving items and decline in the market value is provided when necessary.

☐Property, plant and equipment

A.	Property, plant and equipment are stated at cost. Interests incurred on the loans used to bring the assets to the condition and location necessary for their intended uses are capitalized.

B.	Depreciation is provided under the straight-line method based on the assets’ estimated economic service lives. Salvage value of the fully depreciated assets that are still in use is depreciated based on the re-estimated economic service live.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2006, 2007 and 2008

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

The	estimated economic service lives of property, plant and equipment are set forth below:

Buildings	and facilities of 50 years (including buildings of 50 years and renovation of 5 to 20 years.)

Machinery and equipment	5 to 10 years
Transportation equipment	2 to 5 years
Office equipment	2 to 5 years
Other equipment	3 to 5 years
Leased assets	3 to 50 years
Leased equipment	3 to 5 years

C.	Major improvements and renewals are capitalized and depreciated accordingly. Maintenance and repairs are expensed as incurred.

D.	Assets leased out under operating leases are classified as leased assets. Rental income, after subtracting respective depreciation expenses, is recognized in non-operating income and revenue.

E.	Rents paid on capital leases are capitalized and depreciated accordingly. Any gain (loss) on the sale and leased back is capitalized and amortized over the lease terms. For sale and leased back assets, if the fair value is less than the book value, the difference is recognized in the profit or loss.

F.	Property, plant and equipment that are idle or have no value in use are reclassified to “other assets” at the lower of the fair value less costs to sell or book value. The resulting difference is included in current operations. Depreciation provided on these assets is charged to non-operating expense.

☐Intangible assets

Intangible assets, mainly computer software, are stated at cost and amortized over the estimated life of 3~5 years using the straight-line method.

☐Impairment of non-financial assets

The Company recognizes impairment loss when there is indication that the recoverable amount of an asset is less than its carrying amount. The recoverable amount is the higher of the fair value less costs to sell and value in use. The fair value less costs to sell is the amount obtainable from the sale of the asset in an arm’s length transaction after deducting any direct incremental disposal costs. The value in use is the present value of estimated future cash flows to be derived from continuing use of the asset and from its disposal at the end of its useful life. When the impairment no longer exists, the impairment loss recognized in prior years shall be recovered. However, impairment loss of goodwill is not recoverable.

☐Pension plan

Under the defined benefit pension plan, net periodic pension costs are recognized in accordance with the actuarial calculations. Net periodic pension costs include service cost, interest cost, expected return on plan assets, and amortization of unrecognized net transition obligation and gains or losses on plan assets. Unrecognized net transition obligation is amortized on a straight-line basis over 15 years. Under the defined contribution pension plan, net periodic pension costs are recognized as incurred.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2006, 2007 and 2008

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

☐Income tax

The Company uses inter-period as well as intra-period tax allocation for income tax. Over or under provision of prior years’ income tax liabilities is included in current year’s income tax expense.

Investment tax credits arising from the expenditures incurred on acquisitions of equipment and research and development are recognized in the year the related expenditures are incurred.

The additional 10% income tax on the unappropriated retained earnings is recognized in the year when the stockholder approved the resolution to retain the earnings.

☐Revenue, cost and expenses

Revenue is recognized when the earning process is substantially completed and considered realized or realizable. Costs are recognized when the associated revenue is earned. Expenses, including research and development expenditures, are recognized as incurred.

☐Treasury stock

A.	Treasury stock is stated at cost.

B.	Upon disposal of the treasury stock, if the disposal price exceeds the cost of the treasury stock disposed of, the difference is credited to “capital reserve – treasury stock.” If the disposal price is less than the cost, the difference is debited to the capital reserve arising from the treasury stock of the same class. Where the capital reserve is insufficient to cover the difference, the remaining amount is charged against retained earnings.

C.	The cost of treasury stock is accounted for on a weighted-average basis.

☐Share-based payment— employee compensation plan

The employee stock options granted from January 1, 2004 through December 31, 2007 are accounted for in accordance with EITF 92-070, EITF 92-071 and EITF 92-072 “Accounting for Employee Stock Options” as prescribed by the Accounting Research and Development Foundation, R.O.C., dated March 17, 2003. Under the share-based employee compensation plan, compensation cost is recognized using the intrinsic value method in accordance with the R.O.C. SFAS No. 39, “Accounting for Share-based Payment”.

☐Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting period. Actual results could differ from those assumptions and estimates.

3.	Effects of changes in accounting principles

(1)	Effective January 1, 2006, the Company adopted the R.O.C. SFAS No. 34, “Accounting for Financial Instruments” and SFAS No. 36, “Disclosure and Presentation of Financial Instruments.” These changes in accounting principles had no significant effect on the financial statements as of and for the year ended December 31, 2006.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2006, 2007 and 2008

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

(2)	Effective January 1, 2008, the Company adopted R.O.C. SFAS No. 39, “Accounting for Share-based Payment”. The change in accounting principle had no significant effect on the Company’s financial statements for the year ended December 31, 2008.

(3)	Effective January 1, 2008, the Company adopted EITF 96-052 of the Accounting Research and Development Foundation, R.O.C., dated March 16, 2007. The change in accounting principle had no significant effect on the Company’s financial statements for the year ended December 31, 2008.

4. Contents of Significant Accounts

(1)	Cash and Cash Equivalents

	December 31,
	2007	2008
Cash
Cash on hand	$43,822	$45,286
Checking and saving accounts	83,902,589	20,469,366
Time deposits	784,000,000	—

	867,946,411	20,514,652
Cash equivalent
RP—Bonds	10,009,124	—

Total	$877,955,535	$20,514,652

(2)	Accounts Receivable, Net

	December 31,
	2007	2008
Accounts receivable—third parties	$13,946,469	$9,986,428
Accounts receivable—related parties	14,310,348	2,817,157

	$28,256,817	$12,803,585

(3)	Other Financial Assets

	December 31,
	2007	2008
Tax refundable	$1,437,017	$1,855,735
Interest receivable	523,518	6,287
Other receivables – other	3,771,734	23,179

	$5,732,269	$1,885,201

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2006, 2007 and 2008

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

(4)	Inventories

	December 31,
	2007	2008
Raw materials and supplies	$24,520,541	$21,320,739
Work in process	5,223,228	5,594,662
Finished goods	6,526,513	7,368,477

	36,270,282	34,283,878
Less: Allowance for obsolescence and market value decline in inventories	(3,305,749)	(10,822,284)

	$32,964,533	$23,461,594

(5)	Property, Plant and Equipment

	December 31, 2007
Asset	Cost	Accumulated depreciation	Accumulated impairment	Book value
Land	$118,096,466	$—	$—	$118,096,466
Building and facilities	366,042,772	(66,157,710)	—	299,885,062
Machinery and equipment	892,502,814	(438,422,659)	(25,391,734)	428,688,421
Transportation equipment	960,567	(960,567)	—	—
Office equipment	24,627,473	(12,307,357)	—	12,320,116
Other equipment	4,519,228	(1,887,207)	—	2,632,021
Construction in progress	61,196,496	—	—	61,196,496
Prepayment for equipment	603,952,274	—	—	603,952,274

	$2,071,898,090	$(519,735,500)	$(25,391,734)	$1,526,770,856

	December 31, 2008
Asset	Cost	Accumulated depreciation	Accumulated impairment	Book value
Land	$136,183,400	$—	$(32,667,900)	$103,515,500
Building and facilities	472,796,423	(83,839,340)	(3,455,100)	385,501,983
Machinery and equipment	1,093,491,482	(443,374,298)	(65,586,257)	584,530,927
Transportation equipment	453,887	(453,887)	—	—
Office equipment	29,782,649	(17,496,064)	—	12,286,585
Other equipment	13,018,989	(3,485,229)	—	9,533,760
Leased equipment	28,175,645	(5,187,250)	—	22,988,395
Construction in progress	2,699,702	—	—	2,699,702
Prepayment for equipment	199,121,226	—	—	199,121,226

	$1,975,723,403	$(553,836,068)	$(101,709,257)	$1,320,178,078

For the years ended December 31, 2007 and 2008, interest expenses prior to capitalization amounted to $13,993,516 and $13,827,584, respectively, and interest capitalized to property, plant and equipment amounted to $2,550,068 and $7,204,653, respectively, with interest rate ranging from 2.41% to 3.68% and 2.16% to 4.56%, respectively.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2006, 2007 and 2008

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

(6)	Non-financial asset impairment

Effective January 1, 2005, the Company adopted R.O.C. SFAS No. 35, “Accounting for Asset Impairment” to assess the impairment of its long-lived assets and recognized asset impairment as follows:

	As of and for the year ended December 31, 2006
	Impairment loss	Accumulated impairment of property, plant and equipment
Machinery and equipment	$1,827,734	$24,946,734

	As of and for the year ended December 31, 2007
	Impairment loss	Accumulated impairment of property, plant and equipment
Machinery and equipment	$445,000	$25,391,734

	As of and for the year ended December 31, 2008
	Impairment loss	Accumulated impairment of property, plant and equipment
Land	$32,667,900	$32,667,900
Building and facilities	3,455,100	3,455,100
Machinery and equipment	40,194,523	65,586,257

	$76,317,523	$101,709,257

(7)	Leased Assets

	December 31,
	2007	2008
Land	$18,086,934	$—
Buildings and facilities	42,086,465	—
Machinery and equipment	133,658,940	—
Office equipment	3,900	—

	193,836,239	—
Less: Accumulated depreciation	(131,315,058)	—

	$62,521,181	$—

The lease term was expired in January, 2008, and therefore, the Company transferred leased assets to respective asset accounts.

The depreciation of leased assets, recorded as non-operating expenses, amounted to $20,887,053, $ 6,085,677 and $0, respectively, for the years ended December 31, 2006, 2007 and 2008.

Please refer to Note 6 for leased assets pledged as collateral.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2006, 2007 and 2008

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

(8)	Short-term Loans

	December 31,
	2007	2008
Secured bank loans	$—	$1,745,280
Unsecured bank loans	335,543,430	31,148,000

	$335,543,430	$32,893,280

Interest rates	1.8%-4.101%	1.96%-3.452%

Please refer to Note 6 for assets pledged for short-term loans.

(9)	Long-term Loans

	December 31,
	Interest rates		Balance
	2007	2008	2007	2008
	%	%
Long-term loan, payable in 90 monthly installments from January 2004 through July 2011, with interest due monthly	3.660	3.685	$177,048,284	$127,639,460
Long-term loan, payable in 20 quarterly installments from July 2008 through April 2013, with interest due monthly	—	3.020	—	54,000,000
Long-term loan, payable in 18 quarterly installments from July 2004 through October 2008, with interest due monthly	3.513	—	14,144,000	—
Long-term loan, payable in 20 quarterly installments from July 2007 through April 2012, with interest due monthly	1.000	—	58,500,000	—
Long-term loan, payable in 60 monthly installments from January 2005 through December 2009, with interest due monthly	3.257	—	24,472,967	—

Total long-term loans			274,165,251	181,639,460
Less: Current portion			(88,607,221)	(61,408,824)

			$185,558,030	$120,230,636

There is no unused facility as of December 31, 2007 and 2008.

Please refer to Note 6 for assets pledged for long-term loans.

(10)	Pensions

The Company has a defined benefit pension plan in accordance with the Labor Standards Law, covering all regular employees for services provided prior to July 1, 2005, and employees who choose to remain under the defined benefit plan subsequent to the enforcement of the Labor Pension Act (the “Act”) on July 1,

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2006, 2007 and 2008

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

2005. Under the defined benefit plan, two units are accrued for each year of service for the first 15 years and one unit is accrued for each additional year thereafter, subject to a maximum of 45 units. Pensions paid upon retirement are based on the number of units accrued and the average monthly salaries and wages of the last six months prior to retirement. The Company contributes monthly an amount equal to 2% of the employees’ monthly salaries and wages to the retirement fund deposited with Bank of Taiwan, the trustee. For the years ended December 31, 2006 and 2007, net pension costs recognized under the defined benefit plan was $1,411,096 and $75,160, respectively. For the year ended December 31, 2008, the Company recognized curtailment / settlement gain of $3,695,212 (shown as “Other” in “Non-operating Income and Revenue”) due to termination of certain employees. The balance of the retirement fund deposited with Bank of Taiwan was $9,704,503 and $10,547,771 as of December 31, 2007 and 2008, respectively.

Effective July 1, 2005, under the Act, the Company has established a funded defined contribution pension plan. Under the Act, current employees have the option to be covered under the defined contribution plan. The Company contributes monthly an amount based on 6% of the employees’ monthly salaries and wages to the employees’ individual pension accounts at the Bureau of Labor Insurance. Benefits accrued are portable upon a change of employment. Pensions are paid by monthly installments or in lump sum based on the accumulated balances of the employees’ individual pension accounts. The net pension costs recognized under the defined contribution plan for the years ended December 31, 2006, 2007 and 2008 was $6,823,629, $9,280,653 and $9,173,053, respectively.

(11)	Common Stock

On March 8, 2006, the stockholders resolved to increase the Company’s authorized capital to $2,000,000,000, represented by 200,000,000 shares, and to offset its accumulated deficits through capital reduction of $525,785,630 and transferring of capital reserves of $166,666,666. The decrease of capital had been approved by the authority-in-change.

Besides, in the same meeting held on March 8, 2006, the stockholders resolved to issue 60,000,000 new shares for cash with issuance price at par value of $10 per share. The Board of Directors selected September 14, 2006 as the record date, and the required registered procedures were completed.

On May 2, 2007, the stockholders resolved to issue 100,000,000 new shares for cash with issuance price at $12 per share. The Board of Directors selected September 5, 2007 as the record date, and the required registered procedures were completed.

On June 30, 2008, the stockholders resolved to offset its accumulated deficits through transferring of capital reserves of $200,000,000.

As of December 31, 2008, the Company’s authorized and issued common stock amounted to $3,000,000,000 and $2,237,959,810, represented by 300,000,000 shares (including 6,400,000 shares for technology know-how and 30,000,000 shares reserved for the exercise of employee stock options in the future) and 223,795,981 shares (including 1,806,093 shares for technology know-how), respectively, at par of $10.

(12)	Capital Reserve

The R.O.C. Company Law requires that capital reserve shall be exclusively used to offset accumulated deficits or to increase capital and shall not be used for any other purpose. However, all or part of capital reserve arising from paid-in capital in excess of par value on issuance of common stock and donations can be capitalized once a year, provided that the Company has no accumulated deficits.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2006, 2007 and 2008

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

(13)	Retained Earnings (Accumulated Deficits)

The Company’s articles of incorporation provides that net income, after deducting previous years’ losses and the appropriation of 10% legal reserves, may be appropriated or distributed proportionately as follows:

A.	84% as dividend paid to stockholders;

B.	1% as remuneration for directors and supervisors;

C.	15% as employee bonuses.

Distributions of stockholders’ dividends and employee bonuses may be in cash or in the form of common shares or a combination of both, subject to the resolution adopted by the Board of Directors and the approval of the stockholders.

As of December 31, 2007 and 2008, the Company reported accumulated deficits and consequently there was no earnings available for distribution.

(14)	Treasury Stock

A.	On July 15, 2004, the Company’s Board of Directors authorized the Company to repurchase its own common stock for transferring to its employees. The movement of treasury stock is as follows:

	For the year ended December 31, 2007
Reason for reacquisition	Beginning	Increase	Decrease	Ending
To be reissued to employees	617,732	—	—	617,732

	For the year ended December 31, 2008
Reason for reacquisition	Beginning	Increase	Decrease	Ending
To be reissued to employees	617,732	—	(617,732)	—

B.	According to the Company Law of the Republic of China, total treasury stock shall not exceed 5% of the Company’s issued stock. Total repurchased amounts shall not exceed the sum of retained earnings and the realized capital reserves. The maximum amount and shares that the Company is allowed to repurchase, calculated based on the financial statements as of July 15, 2004, were approximately $35,488,000 and 5,849,614 shares, respectively.

C.	In accordance with the Company Law of the Republic of China, treasury stock shall not be pledged, nor does it possess voting rights or receive dividends. Treasury stock shall be transferred to employees within three years from the repurchased date and shares not be reissued within three-year period are to be retired.

D.	In the stockholders’ meeting held on March 8, 2006, the stockholders resolved to offset its accumulated deficits through capital reduction of $525,785,630. Consequently, such decrease in common stock resulted in the decrease of 504,232 shares of treasury stock as of December 31, 2006.

E.	On November 19, 2008, the Company’s Board of Directors resolved to retire treasury stock 617,732 shares as it had not been transferred to employees for over three years from the repurchased date.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2006, 2007 and 2008

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

(15)	Share-based payment—employee compensation plan

There was no compensation cost recognized under the stock-based employee compensation plan for the years ended December 31, 2006, 2007 and 2008. The exercise price is based on the par value of the Company’s common stock at the grant date and is not subject to change. The granted employee stock options will expire in 4 years. The employee stock options will be graded vested 1 year after the stock options are granted.

A. As of December 31, 2008, the Company’s share-based payment transactions are set forth below:

Type of agreement	Grant date	Quantity granted	Contract period	Vesting conditions	Actual resignation rate in the current period	Estimated future employee turnover rate
Employee stock options	96.3.31- 96.12.30	30,000,000	Four years	Graded vested one year after the grant	9.27%	10%

B.	Details of the employee stock options are set forth below:

	2006		2007		2008
Stock options	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price
Options outstanding at beginning of year	—	$—	—	$—	30,000,000	10
Options granted	—	—	30,000,000	10	—	—
Options exercised	—	—	—	—	—	—
Options forfeited / cancelled	—	—	—	—	(15,111,000)	10

Options outstanding at end of year	—	—	30,000,000	10	14,889,000	10

Options exercisable at end of year	—	—	—	—	5,946,000	10

Options authorized but not granted at end of year	30,000,000		—		—

C.	As of December 31, 2007 and 2008, the range of exercise price of stock options outstanding was $10, and the weighted-average life was 3.37 years and 2.33 years, respectively.

D.	The following sets forth the pro forma net loss based on the assumption that the compensation cost is accounted for using the fair value method (the intrinsic value method) for the stock options granted before the effectivity of R.O.C. SFAS No. 39, “Accounting for Share-based Payment”:

		For the years ended December 31,
		2006	2007	2008
Net loss	Net loss stated in the statements of income	$(333,995,445)	$(451,458,452)	$(579,337,907)

	Pro forma net loss	$(333,995,445)	$(451,458,462)	$(579,337,907)

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2006, 2007 and 2008

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

(16)	Income Taxes

A.	Income tax expense and income tax refundable

	For the years ended December 31,
	2006	2007		2008
Income tax calculated at the statutory tax rate	$—	$		$—
Tax effect of permanent differences	4,224,764		3,987,415	(15,660,330)
Tax effect of investment tax credits	(4,914,139)		(39,665,025)	(39,615,817)
Tax effect of loss carryforwards	(49,572,891)		(53,963,430)	(129,568,319)
10% tax on unappropriated earnings	—		—	—
Tax effect of valuation allowance	50,262,266		89,641,040	184,844,466

Income tax expense	—		—	—
Less: Prepaid and withholding taxes	(753,518)		(683,499)	(418,718)

Income tax refundable	$(753,518)		$(683,499)	$(418,718)

B.	Deferred income tax assets and liabilities:

	December 31,
	2007	2008
Deferred income tax assets – current	$119,314,122	$22,144,607
Deferred income tax assets – noncurrent	458,779,975	740,793,956
Valuation allowance	(578,094,097)	(762,938,563)

	$—	$—

C.	Details of temporary differences, loss carryforwards and investment tax credits resulting in deferred income tax assets and liabilities are as follows:

	December 31,
	2007		2008
	Amount	Tax effect	Amount	Tax effect
Current items:
Temporary differences	$10,273,676	$2,568,419	$21,544,208	$5,386,052
Loss carryforwards	425,581,419	106,395,355	—	—
Investment tax credits		10,350,348		16,758,555
Valuation allowance		(119,314,122)		(22,144,607)

		$—		$—

Noncurrent items:
Temporary differences	$25,391,734	$6,347,934	$76,762,524	$19,190,631
Loss carryforwards	1,457,472,328	364,368,082	2,401,327,024	600,331,756
Investment tax credits		88,063,959		121,271,569
Valuation allowance		(458,779,975)		(740,793,956)

		$—		$—

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2006, 2007 and 2008

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

D.	The Company is eligible for investment tax credits under the Statute for Upgrading Industry. Details as of December 31, 2008 are as follows:

Year generated	Qualifying items	Total tax credits	Unused tax credits	Expiration years
2005	Machinery and equipment	$5,445,092	$5,445,092	2009
	Research and development	11,313,463	11,313,463	2009

2006	Machinery and equipment	2,944,894	2,944,894	2010
	Research and development	21,615,529	21,615,529	2010

2007	Machinery and equipment	41,862,931	41,862,931	2011
	Research and development	32,306,277	32,306,277	2011

2008	Machinery and equipment	6,471,292	6,471,292	2012
	Research and development	16,070,646	16,070,646	2012

		$138,030,124	$138,030,124

E.	As of December 31, 2008, losses available to be carried forward are as follows:

Year in which losses incurred	Amount filed / approved	Losses available to be carried forward (tax effect)	Unused loss carryforwards	Expiration years
2003	Approved	$106,395,355	$106,395,355	2013
2004	Approved	70,676,694	70,676,694	2014
2005	Approved	89,077,634	89,077,634	2015
2006	Approved	89,460,462	89,460,462	2016
2007	Filed	117,550,693	117,550,693	2017
2008	Expected filing amount	127,170,918	127,170,918	2018

		$600,331,756	$600,331,756

F.	The Company’s income tax returns through the fiscal year 2006 have been assessed by the Tax Authority.

G.	Information relating to undistributed retained earnings (accumulated deficits):

	December 31,
	2007	2008
Prior to 1998	$—	$—
After 1998 (inclusive)	(782,471,138)	(1,162,426,778)

Total	$(782,471,138)	$(1,162,426,778)

H.	Information relating to imputation credit account:

As of December 31, 2007 and 2008, the balance of the imputation tax credit account was both $0.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2006, 2007 and 2008

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

(17)	Personnel, Depreciation and Amortization Expenses

	For the year ended December 31, 2006
	Included in cost of goods sold	Included in operating expenses	Total
Personnel Expenses:
Salaries and wages	$79,987,803	$66,834,967	$146,822,770
Labor and health insurance	6,095,869	4,156,747	10,252,616
Pension expense	4,613,896	3,620,829	8,234,725
Other	3,546,315	2,011,835	5,558,150
Depreciation	92,072,855	5,486,436	97,559,291
Amortization	365,418	10,042,984	10,408,402

	For the year ended December 31, 2007
	Included in cost of goods sold	Included in operating expenses	Total
Personnel Expenses:
Salaries and wages	$111,639,632	$83,311,631	$194,951,263
Labor and health insurance	8,376,315	5,519,314	13,895,629
Pension expense	4,776,515	4,579,298	9,355,813
Other	6,390,970	3,563,860	9,954,830
Depreciation	90,151,876	24,917,813	115,069,689
Amortization	543,011	7,188,556	7,731,567

	For the year ended December 31, 2008
	Included in cost of goods sold	Included in operating expenses	Total
Personnel Expenses:
Salaries and wages	$122,058,736	$80,754,074	$202,812,810
Labor and health insurance	8,846,488	4,703,892	13,550,380
Pension expense	5,784,739	3,388,314	9,173,053
Other	6,997,865	3,471,672	10,469,537
Depreciation	144,858,832	8,187,686	153,046,518
Amortization	391,056	3,009,444	3,400,500

(18)	Going Concern

As of December 31, 2008, the Company has incurred continuous losses with accumulated deficits of $1,166,121,990 and negative cash flows from operations, which raise substantial doubt about the Company’s ability to continue as a going concern. Based on the resolution of Board of Directors on January 20, 2009, the Company has determined to raise funds through disposing assets and look for opportunity to merge with another company. However, the counter-party, detailed terms and price are still under discussion. Therefore, there is no certainty that the Company will be able to continue as a going concern.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2006, 2007 and 2008

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

As the above measures are still under discussion, the Company may not be able to raise sufficient funds for its daily operations, nor liquidating its assets and repaying its debts and liabilities. The Company’s financial statements do not include any adjustments of liquidating value valuation and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

5.	Related Party Transactions

(1)	Name and Relationship of Related Parties:

Name of related party	Relationship with the Company
King Yuan Electronics Co., Ltd. (“KYEC”)	The chairman of the Company is KYEC’s vice-chairman (Note)

Silicon Storage Technology, Inc. (“SST”)	An equity investor of the Company

SST International Limited	A subsidiary of SST

Silicon Storage Technology Taiwan Ltd. (“SST Taiwan”)	A subsidiary of SST International Limited

Note:	On June 13, 2008, KYEC reelected directors and supervisors. The chairman of the Company abdicated from KYEC’s vice-chairman.

(2)	Significant Related Party Transactions

A.	Operating Revenues

	For the years ended December 31,
	2006		2007		2008
	Amount	%	Amount	%	Amount	%
KYEC	$13,000	—	$13,577,438	23	$4,761,899	6
SST	—	—	473,118	—	34,978,580	42

	$13,000	—	$14,050,556	23	$39,740,479	48

The Company operates a testing and packaging business, and the processing charge depends on the unique traits of each type of product. Therefore, the charges for testing products of related parties are not comparable to those charged to non-related parties. Payment terms offered to related parties are 60 days after the monthly closing, while payment terms offered to other customers are 30~90 days after monthly closing of transactions.

B.	Accounts receivable:

	December 31,
	2007		2008
	Amount	%	Amount	%
KYEC	$14,224,754	50	$—	—
SST	85,594	—	2,817,157	22

	$14,310,348	50	$2,817,157	22

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2006, 2007 and 2008

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

C.	Other receivables (shown as other financial assets):

	December 31,
	2007		2008
	Amount	%	Amount	%
KYEC	$2,835,000	49	$—	—
SST Taiwan	47,984	1	19,849	1

	$2,882,984	50	$19,849	1

Other receivables were generated mainly from the rental revenues from KYEC and payments made on behalf of SST Taiwan and KYEC.

D.	Other payables:

	December 31,
	2007		2008
	Amount	%	Amount	%
KYEC	$97,200	—	$—	—

Other payables were generated mainly from the technical support and outsourcing services provided by and rental expenses payable to KYEC.

E.	Service provided by related party was as follows:

	Transaction	For the years ended December 31,
		2006	2007	2008
KYEC	Charges for machinery rental, technical support and outsourcing services	$5,581,510	$4,187,393	$5,040

F.	Rental revenue:

	Leased assets	For the years ended December 31,
		2006	2007	2008
KYEC	Machinery	$22,750,000	$17,350,000	$—

G.	Rental expenses:

	Leased assets	For the years ended December 31,
		2006	2007	2008
KYEC	Machinery	$3,000,000	$—	$—

H.	Asset transactions

The Company purchased machinery and equipment from KYEC amounting to $ 0, $17,700,445 and $0, respectively, in 2006, 2007 and 2008.

The Company sold machinery and equipment to KYEC for $122,976,000 and recorded gains on disposal amounting to $14,789,961 in 2008. There was no related transaction in both 2006 and 2007.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2006, 2007 and 2008

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

6.	Assets Pledged As Collateral

	December 31,		Subject of collaterals
Account	2007	2008
Time deposits (shown in “Restricted assets—current”)	$100,000	$3,100,000	Custom duties and short-term loan
Land (including leased assets)	136,183,400	103,515,500	Short-term and long-term loans
Buildings and facilities (including leased assets)	306,990,300	385,501,983	Short-term and long-term loans
Machinery and equipments	19,687,048	70,753,053	Long-term loans
Leased equipment	—	22,988,395	Short-term loan

Total	$462,960,748	$585,858,931

7.	Commitments and Contingencies

As of December 31, 2008, the unused letter of credit in relation to the purchase of machinery and equipment amounted to approximately USD673,900, EUR121,600 and JPY34,857,500, respectively. In addition, the unpaid amount in relation to the purchase agreements entered into by the Company with the vendors to purchase machinery and equipment was $105,901,560

8.	Significant Disaster Losses

None.

9.	Significant Subsequent Events

Based on the resolution of Board of Directors on January 20, 2009, the Company has determined to look for opportunity to merge with another company. However, the counter-party, detailed terms and price are still under discussion.

The Company is planning to sell a group of machinery and equipment to another company in order to raise capital for the Company’s operation. The selling price is about $30 million.

10.	Others

A. Fair value of financial instruments

	December 31, 2007
	Book value	Fair value
		Quotation in an active market	Estimated using a valuation
Non-derivative financial instruments
Financial assets:
Financial assets with fair value equal to book value	$912,524,621	$—	$912,524,621
Financial liabilities:
Financial liabilities with fair value equal to book value	636,940,487	—	636,940,487
Long-term loans (including current portion)	274,165,251	—	274,165,251

Derivative financial instruments
None.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2006, 2007 and 2008

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

	December 31, 2008
	Book value	Fair value
		Quotation in an active market	Estimated using a valuation
Non-derivative financial instruments
Financial assets:
Financial assets with fair value equal to book value	$40,836,029	$—	$40,836,029
Financial liabilities:
Financial liabilities with fair value equal to book value	152,991,746	—	152,991,746
Long-term loans (including current portion)	181,639,460	—	181,639,460

Derivative financial instruments
None.

The methods and assumptions used to measure the fair value of financial instruments are summarized below:

Financial assets / liabilities with fair value equal to book value: The carrying amounts of these assets / liabilities approximate fair values due to their short maturities. This applies to cash and cash equivalents, notes and accounts receivable, refundable deposits, short-term loans, notes and accounts payable.

Long-term loans: Fair value is estimated based on the discounted future cash flows. Discount rate is determined based on the Company’s credit adjusted borrowing rate on long-term loans, which approximate the floating interest rates. Accordingly, the carrying values of the long-term loans approximate their fair values.

B.	Information on financial assets and liabilities with fair value interest rate risk

As of December 31, 2007 and 2008, the financial assets with fair value risk due to the change of interest amounted to $784,000,000 and $0, respectively. The Company has no financial liabilities with fair value risk due to the change of interest as of December 31, 2007 and 2008. As of December 31, 2007 and 2008, the financial assets with cash flow risk due to the change of interest amounted to $83,902,589 and $19,874,898; the financial liabilities with cash flow risk due to the change of interest amounted to $609,708,681 and $214,532,740, respectively.

C.	Procedure of financial risk control and hedge

In order to identify, evaluate and manage market risk, credit risk, liquidity risk and cash flow risk, the Company has established a risk management program and carried out procedures to monitor the fluctuations of exchange rate and interest rate, as well as implement credit controls over its transaction counterparties.

By considering factors such as changes in economic environment, competition, market value risks, and liquidity requirement, the Company adjusts related positions of financial assets and liabilities in order to optimize its risk exposure, maintain liquidity and centrally manage all market risks.

D.	Information on significant financial risks

a.	Market risk

The Company entered into financial instrument agreements with maturities shorter than one year. Therefore, the market risk is considered to be minimal.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2006, 2007 and 2008

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

b.	Credit risk

The counterparties of the financial instruments are related parties and reputable companies, with which the Company has established long-term relationships. Thus, the Company believes that its exposure to potential default risk is low.

c.	Liquidity risk

The Company entered into financial instrument agreements with maturities shorter than one year. However, the Company has experienced continuous losses and may not have sufficient working capital for its daily operations. Please refer to Note 4 (18) for further responses proposed by management.

d.	Cash flow interest rate risk

The Company entered into financial instrument agreements with maturities shorter than one year. Therefore, the Company’s exposure to cash flow interest rate risk is considered low.

Long-term liabilities are primarily issued at floating interest rates, which are not exposed to significant cash flow interest rate risk.

11.	US GAAP Reconciliation

The accompanying financial statements have been prepared in conformity with, “Business Entity Accounting Law”, “Regulation on Business Entity Accounting Handling” and accounting principles generally accepted in the Republic of China (“ROC GAAP”), which differ in certain material respects from generally accepted accounting principles in the United States (“US GAAP”). Such differences involve methods for measuring the amounts shown in the financial statements, as well as additional disclosures required by US GAAP.

The following is a summary of the material adjustments to net income and shareholders’ equity, which would be required in reconciling the significant differences between ROC GAAP and US GAAP:

Reconciliation of net loss:

	For the years ended December 31,
	2007 (Unaudited)	2008
	NT$	NT$	US$
Net loss as reported under ROC GAAP	(451,458,452)	(579,337,907)	(17,684,308)
US GAAP adjustments:
Compensated absences	—	(1,085,466)	(33,134)
Payroll tax associated with share-based payments	(4,036,000)	—	—
Employee stock option	(59,187,052)	(41,387,325)	(1,263,349)
Defined benefit plan—net periodic pension cost	—	(1,886,277)	(57,579)
Long-lived assets impairment	(14,578,130)	—	—

Total US GAAP adjustments	(77,801,182)	(44,359,068)	(1,354,062)
Taxation effect	—	—	—

Net loss under US GAAP	(529,259,634)	(623,696,975)	(19,038,370)

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2006, 2007 and 2008

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

Reconciliation of stockholders’ equity:

	December 31,
	2007 (Unaudited)	2008
	NT$	NT$	US$
Total stockholders’ equity as reported under ROC GAAP	1,654,870,939	1,075,533,032	32,830,678
US GAAP adjustments:
Compensated absences	—	(1,085,466)	(33,134)
Defined benefit pension plan	180,907	2,782,276	84,929
Taxation effect	—	—	—

Stockholders’ equity under US GAAP	1,655,051,846	1,077,229,842	32,882,473

Movement in stockholders’ equity in accordance with US GAAP:

	For the years ended December 31,
	2007 (Unaudited)	2008
	NT$	NT$	US$
Balance at beginning of year	924,943,521	1,655,051,846	50,520,508
Issuance of common stock for cash	1,200,000,000	—	—
Net loss under US GAAP	(529,259,634)	(623,696,975)	(19,038,370)
Employee stock option – amortized compensation	59,187,052	41,387,325	1,263,349
Defined benefit pension plan	180,907	4,487,646	136,986

Balance at end of year	1,655,051,846	1,077,229,842	32,882,473

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2006, 2007 and 2008

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

The balance sheet accounts under US GAAP is as follows:

	December 31,
	2007 (Unaudited)	2008
	NT$	NT$	US$
Current Assets
Cash and cash equivalents	877,955,535	20,514,652	626,210
Notes and accounts receivable, net	28,256,817	14,856,176	453,485
Other financial assets	5,732,269	1,885,201	57,546
Inventories	32,964,533	23,461,594	716,166
Restricted assets – current	100,000	3,100,000	94,628
Prepayments and other current assets	22,741,611	21,445,331	654,619

	967,750,765	85,262,954	2,602,654

Property, plant and equipment	861,622,086	1,118,357,150	34,137,886
Intangible assets	8,634,782	7,025,482	214,453
Refundable deposits	480,000	480,000	14,652
Other assets	727,669,951	201,820,928	6,160,590

Total Assets	2,566,157,584	1,412,946,514	43,130,235

Currents liabilities	723,525,327	215,486,036	6,577,717
Long-term and other liabilities	187,580,411	120,230,636	3,670,044

Total Liabilities	911,105,738	335,716,672	10,247,761
Total Stockholders’ Equity	1,655,051,846	1,077,229,842	32,882,474

Total Liabilities and Stockholders’ Equity	2,566,157,584	1,412,946,514	43,130,235

Cash and cash flow statements

Under ROC GAAP, all certificates of deposit are classified as cash and cash equivalents. Under US GAAP, cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less. Summarized cash flow information under US GAAP would be presented as follows:

	For the years ended December 31,
	2007 (Unaudited)	2008
	NT$	NT$	US$
Net cash used in operating activities	(354,412,855)	(357,498,766)	(10,912,661)
Net cash used in investing activities	(754,570,229)	(102,743,795)	(3,136,258)
Net cash provided by (used in) financial activities	1,449,716,948	(397,198,322)	(12,124,491)

Net decrease in cash and cash equivalents	340,733,864	(857,440,883)	(26,173,410)
Cash and cash equivalents at beginning of the year	537,221,671	877,955,535	26,799,620

Cash and cash equivalents at the end of the year	877,955,535	20,514,652	626,210

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2006, 2007 and 2008

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

Comprehensive income

Comprehensive income under ROC GAAP for the years ended December 31, 2007 and 2008 are summarized as follows:

	For the years ended December 31,
	2007 (Unaudited)	2008
	NT$	NT$	US$
Net loss	(451,458,452)	(579,337,907)	(17,684,308)
Other comprehensive income, net of taxes
Net actuarial gain not recognized	180,907	2,782,276	84,929

Comprehensive loss	(451,277,545)	(576,555,631)	(17,599,379)

The significant accounting policies for the reconciliation from ROC GAAP to US GAAP are as follows:

(1)	Compensated absences

Under ROC GAAP, the Company is not required to accrue for unused employee’s vacation leave at the end of each year. However, under US GAAP, SFAS No. 43, “Accounting for Compensated Absences,” it is required for an employer to accrue a liability for employees’ compensation for future absences if all of the following conditions are met: i) the employer’s obligation relating to employees’ rights to receive compensation for future absences is attributable to employees’ services already rendered, ii) the obligation relates to rights that vest or accumulate, iii) payment of the compensation is probable, and iv) the amount can be reasonably estimated. Accordingly, under US GAAP, unused vacation that can be carried over to the next year has to be accrued for at each balance sheet date to properly record the expense in the period in which the employee provided the services.

(2)	Stock-based payment – employee compensation plan

A.	In 2006, the Company was authorized to issue employee stock options. The total number of options to be granted under the plan is equivalent to 30,000,000 shares of the Company’s common stock, and all options were granted to employees in 2007. Under ROC GAAP, the Company applies the intrinsic value method to recognize the difference between the fair value of the stock and the exercise price of its employee stock option as compensation expense over the requisite service period, if any, and pro forma information regarding net loss is required as if the Company had accounted for the employee stock options under the fair value method.

B.

For computing the fair value of options granted, we use the Black-Scholes option-pricing model with input assumptions of expected volatility, expected life, expected dividend rate and expected risk-free rate of return. We applied the historical volatility based on the historical stock price volatility over the historical time period commensurate with the expected term of the employee stock option of similar listed companies. The expected term is based on expected holding period. We estimated dividend yield by historical experience. Besides, we used the yield of Taiwan Government Bond with the contract term equal to the expected term of the share options as our risk-free interest rate pursuant to SFAS No. 123 (R), which required entities based in jurisdiction outside the United States to use the implied yield of zero-coupon government bonds currently available in the market where the shares are primarily traded when estimating the risk-free interest rate. The fair value of the Company’s stock

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2006, 2007 and 2008

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

options used to compute the 2007 and 2008 compensation expense is the estimated present value at grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

Volatility	52.11% - 55.19%

Risk-free interest rate	3.84% - 4.54%

Expected holding period	2.96 - 3.11 years

Dividend yield	0%

Note: No options granted in 2008.

(3)	Pension

Under ROC GAAP, net periodic pension costs of defined benefit pension plan are recognized in accordance with actuarial calculations.

Under US GAAP, a defined benefit pension plan is accounted for pursuant to SFAS 87, “Employers’ Accounting for Pension” and No. 158 (effective for the Company in its fiscal year ending after December 15, 2006 with early adoption encouraged), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”, which requires the recognition of the overfunded or underfunded status of a defined benefit pension plan as an asset or liability and changes in the funded status to be recognized through other comprehensive income, net of tax. Unrecognized gains and losses, prior service costs, or transition assets and liabilities as components of net periodic benefit cost of the period in accordance with SFAS No. 87 are now recognized as a component of accumulated other comprehensive income.

(4)	Impairment of long-lived assets

Under both ROC GAAP and US GAAP, the Company is required to valuate whether long-lived assets are subject to impairment. Impairment test is performed whenever event occurs or evidence indicates the carrying amount of an asset may not be recoverable.

Under ROC GAAP, ROC SFAS No. 35, “Accounting for Assets Impairment”, effective for fiscal years ended on and after December 31, 2005 and interim period within the fiscal year, a long-lived asset is considered impaired when the anticipated recoverable amount is less than the asset’s carrying value. Recoverable amount is measured as the higher of net selling price or value in use (discounted cash flows). The difference between the recoverable amount and the asset’s carrying amount is recognized as a loss in earnings. Reversal of impairment loss is made when there has been a change in economic conditions or in the expected use of the asset or asset group such that the previously recognized impairment loss no longer exits or has diminished. Upon the reversal of impairment loss, the carrying value of the asset or asset group should be increased to its recoverable amount, adjusted for any depreciation (amortization) expense that would have been recognized had the asset or asset group not been impaired. Asset impairment loss is presented as a non-operating expense, and impairment recoveries are presented as non-operating income.

Under US GAAP, a long-lived asset is considered impaired when the anticipated undiscounted cash flows are less than the asset’s carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived assets. The estimate of fair value is generally based

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2006, 2007 and 2008

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

on quoted market prices, on the best available information, including prices for similar assets and the results of using other valuation techniques, or discounted cash flows. In addition, impairment loss cannot be reversed for long-lived assets or asset group to be held and used, as the impairment loss results in a new cost basis for the assets. Impairment loss is presented as an operating expense. In 2008, management has recognized impairment loss of $76,317,523 (US$2,329,595) based on internal estimates of fair values under ROC GAAP, and there is no further adjustment under US GAAP.

(5)	Prepayment of property, plant and equipment

Under ROC GAAP, prepayment of property, plant and equipment is presented as part of property, plant and equipment.

Under US GAAP, prepayment of property, plant and equipment should be presented as other assets.

(6)	Technology know-how

In years 2000 and 2002, the founders of the Company contributed their technology know-how in exchange for the Company’s stock. Under ROC GAAP, the Company recorded the technology know-how based on a valuation report with corresponding entries to common stock and additional paid-in capital. The technology know-how was amortized over its estimated economic life using the straight-line method.

Under US GAAP, Staff Accounting Bulletin (SAB) Topic 5-G, “Acquisition of Assets from Promoters and Stockholders in Exchange for Common Stock,” states that “transfers of nonmonetary assets to a company by its promoters or stockholders in exchange for stock prior to or at the time of the company’s initial public offering normally should be recorded at the transferor’s historical cost basis determined under generally accepted accounting principles.”

(7)	Employee bonus accrual

Under ROC GAAP, the Company accrued a bonus liability based on a policy (“Bonus Policy”) to pay an annual bonus to its employees. The Company does not have a legal obligation to pay the bonus. The existence of contracts which places conditions on when the Company will pay the bonus, such as the need to achieve future profitability or to maintain employment with the Company do not overcome the presumption that a bonus liability should be recorded under ROC GAAP.

Under US GAAP, a bonus accrual is generally accounted for as a contingent liability. The existence of conditions which affect the likelihood of the future outcome will need to be assessed and an accrual will only be made when such conditions are determined to be probable and when the amount can be reasonably estimated.

(8)	Payroll taxes associated with share-based payments

In 2004, the Company entered into a contractual agreement with certain shareholders to reimburse them for any personal taxes that they will incur for transferring common shares of the Company to its employees. At the time, the employees were already entitled to receive shares from the shareholders arising from their fulfillment of past employment services to the Company. Accordingly, the employees could demand the transfer of shares at any time. No demand for share transfer was made during 2004. ROC GAAP does not provide specific guidance on when payroll taxes associated with share-based payments should be recognized

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2006, 2007 and 2008

(Expressed in New Taiwan Dollars, Except Otherwise Stated)

as a liability. In this case, a liability was accrued in 2004 because it was determined that the transfer of shares was probable, the contractual agreement required the company to compensate the shareholders for personal taxes incurred as a result of the transfer and the amount can be reasonably estimated.

Under US GAAP a liability for employee payroll taxes on employee stock compensation should be recognized on the date of the event triggering the measurement and payment of the tax to the taxing authority, which in the case of the Company, would be the period in which the shares are transferred to the employees and the shareholders incur the obligation to pay personal tax on the transfer.

The Company reversed prior year’s accrued payroll tax of $4,036,000 in 2007 which was not recognized under US GAAP, and related transaction was reconciled under GAAP reconciliation.